2023 1st Quarter Report FIRST GUARANTY BANCSHARES, INC. FI R ST G UA R A N TY B A N CS H A R ES , I N C. Po st O ffi ce B ox 2 00 9 H am m on d, L ou is ia na 7 04 04 -2 00 9 PR ES O R TE D FI R ST -C LA SS M A IL U. S. P O ST AG E PA ID B AT O N R O UG E, L A PE R M IT N O . 9 84 Member FDIC Locations 36 ATMs 49 $3.5 Million 1Q2023 Earnings (unaudited) At A Glance (unaudited) 119 Consecutive dividends paid and counting 89 Years in Banking Total Assets $3.2 Billion Deposits $2.9 Billion Total Loans $2.6 Billion NASDAQ Symbol: FGBI & FGBIP Have Questions? Vanessa Drew | InvestorRelations@fgb.net We’re Social: fgb.net |

A Message to Our Shareholders

Dear Shareholders,

Extraordinary! That is the only word that is appropriate for the performance of First Guaranty Bank. In a time in which the "experts" are all about gloom and doom in the banking industry, extraordinary describes the performance of First Guaranty Bank.

Our loan interest income for the first quarter of 2023 totaled $38,149,000 compared to $35,579,000 for the fourth quarter of 2022 and $28,038,000 for the first quarter of 2022. Yes, our interest expense has significantly reduced our net income; however, that impact has been greatly reduced in the past few months as our loan income has risen to offset the rise in interest expense. As we enter the back side of this cycle, we have already moved past the worst period and should be benefiting greatly.

Our total deposits have grown to $2,862,588 for the quarter ending March 31, 2023, compared to $2,623,935 for the quarter ending March 31, 2022.

We have shown that we can not only survive this "gloom and doom," but that we can thrive.

Our strength is further shown as our acquisition of Lone Star Bank in Houston continues to move forward through the regulatory process. Additionally, we have received preliminary approval from the City of Fate in Rockwall County for our branch plans in Fate, Texas. Between Lone Star and Fate, we will double our presence in the Texas markets. We are not stopping there. We will continue to seek growth opportunities to better serve our customers and shareholders.

We recently paid our 119th consecutive quarterly cash dividend. Extraordinary is the right word. We appreciate your support of our efforts. We will continue to build First Guaranty Bank and to build a fortress balance sheet.

Thank you for your attention.



Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2023 (unaudited)	March 31, 2022
Assets		
Cash and cash equivalents:		
Cash and due from banks	$168,456	$132,209
Federal funds sold	479	533
Cash and cash equivalents	168,935	132,742
Investment securities:		
Available for sale, at fair value	81,060	133,233
Held to maturity, at cost (estimated fair value of $254,284 and $292,013, respectively)	320,348	319,562
Investment securities	401,408	452,795
Federal Home Loan Bank stock, at cost	4,523	1,360
Loans held for sale	-	-
Loans, net of unearned income	2,574,242	2,231,119
Less: allowance for credit losses	31,568	24,144
Net loans	2,542,674	2,206,975
Premises and equipment, net	58,600	58,371
Goodwill	12,900	12,900
Intangible assets, net	4,770	5,520
Other real estate, net	887	1,854
Accrued interest receivable	15,332	12,579
Other assets	27,767	25,027
Total Assets	$3,237,796	$2,910,123
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	519,028	555,966
Interest-bearing demand	1,531,321	1,299,366
Savings	206,008	205,578
Time	606,231	563,025
Total deposits	2,862,588	2,623,935
Short-term advances from Federal Home Loan Bank	50,000	
Short-term borrowings	20,000	10,000
Repurchase agreements	6,606	6,103
Accrued interest payable	4,608	3,584
Long-term advances from Federal Home Loan Bank	20,000	-
Senior long-term debt	21,116	24,359
Junior subordinated debentures	15,000	14,830
Other liabilities	9,202	5,560
Total Liabilities	3,009,120	2,688,371
Shareholders' Equity		
Preferred Stock, Series A - $1,000 par value 100,000 shares authorized; non-cumulative perpetual; 34,500 and 0 shares issued and outstanding, respectively	33,058	33,058
Common stock - $1 par value 100,600,000 shares authorized; 10,716,796 shares issued	10,717	10,717
Surplus	130,093	130,093
Retained earnings	69,622	61,942
Accumulated other comprehensive (loss) income	(14,814)	(14,058)
Total Shareholders' Equity	228,676	221,752
Total Liabilities & Shareholders' Equity	$3,237,796	$2,910,123

Consolidated Statements of Income

(in thousands, except share, per share data & percentages)

	Three-Months Ended March 31, 2023 (unaudited)	Three-Months Ended March 31, 2022
Interest Income:		
Loans (including fees)	$38,149	$28,038
Deposits with other banks	751	102
Securities (including FHLB stock)	2,387	2,339
Total Interest Income	41,287	30,479
Interest Expense:		
Demand deposits	13,049	2,276
Savings deposits	579	61
Time deposits	3,576	2,755
Borrowings	1,782	404
Total Interest Expense	18,986	5,496
Net Interest Income	22,301	24,983
Less: Provision for credit losses	314	632
Net Interest Income after Provision for Credit Losses	21,987	24,351
Noninterest Income:		
Service charges, commissions and fees	785	777
ATM and debit card fees	825	823
Net gains (losses) on securities	-	(17)
Net gains (losses) on sale of loans	12	(1)
Other	1,082	380
Total Noninterest Income	2,704	1,962
Total Business Revenue, Net of Provision for Credit Losses	24,691	26,313
Noninterest Expense:		
Salaries and employee benefits	10,004	8,980
Occupancy and equipment expense	2,202	2,201
Other	7,960	5,570
Total Noninterest Expense	20,166	16,751
Income Before Income Taxes	4,525	9,562
Less: Provision for income taxes	1,057	1,977
Net Income	3,468	7,585
Less: Preferred stock dividends	582	582
Income Available to Common Shareholders	$2,886	$7,003
Per Common Share:		
Earnings	$0.27	$0.65
Cash dividends paid	$0.16	$0.16
Book Value Per Common Share:	$18.25	$17.61
Weighted Average Common Shares Outstanding	10,716,796	10,716,796
Return on Average Assets	0.45%	1.05%
Return on Average Common Equity	5.80%	14.99%